News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for InsWeb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Reports Second Quarter 2011 Results
•	Revenues of $12.4 million, up 36% year-over-year
•	Adjusted EBITDA of $0.9 million, up 73% year-over-year
•	Adjusted EBITDA per diluted share of $0.14, up 46% year-over-year
•	Net income of $1.0 million, or $0.14 per diluted share

SACRAMENTO, Calif., August 01, 2011 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today reported financial results for the second quarter ended June 30, 2011.

Revenues for the second quarter of 2011 were $12.4 million, an increase of approximately 36% as compared to $9.2 million in the second quarter of 2010 and a decrease of approximately 10% as compared to $13.9 million in the first quarter of 2011.  Net income for the second quarter of 2011 was $1.0 million, or $0.14 per diluted share.  Net income for the period included $1.2 million in other income related to the amended stock purchase agreement relative to the acquisition of Potrero Media, as announced May 2, 2011, and severance expenses of $480,000 related to the reduction in workforce as announced June 1, 2011. This compares to net income of $293,000, or $0.05 per diluted share, in the second quarter of 2010 and to net income of $298,000, or $0.05 per diluted share, in the first quarter of 2011.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was $0.9 million, or $0.14 per diluted share, in the second quarter of 2011, as compared to $522,000, or $0.09 per diluted share, in the second quarter of 2010, and to $1.1 million, or $0.16 per diluted share, in the first quarter of 2011.

“Our second quarter results reflect another period of strong year-over-year revenue growth, partly due to the acquisition of Potrero Media.  Our performance was consistent with our expectations and reflects the typical seasonal slowdown in the auto insurance vertical,” stated InsWeb Chairman & CEO Hussein Enan.

“During the quarter, we reorganized and consolidated our two operating entities, which is expected to result in approximately $1.4 million in annual cost savings. This initiative has cleared the way for us to more fully leverage the synergies across the business, while enabling us to operate more efficiently. While the insurance lead generation space will continue to be dynamic and present challenges to our business, our newly consolidated team is energized, and we look forward to capitalizing on additional opportunities to further strengthen our business model and drive profitable growth based on strong operating leverage,” concluded Mr. Enan.

InsWeb exited the second quarter of 2011 with cash and cash equivalents, short-term investments, and restricted short-term investments of $6.1 million, or $0.93 per diluted share, as compared to $8.5 million, or $1.35 per diluted share, at the end of the fourth quarter of 2010.  The cash balance exiting the June quarter reflects a one-time payment of $2.1 million to the prior owners of Potrero Media in exchange for their waiver of all rights to future contingent consideration from InsWeb’s acquisition, as announced on May 2, 2011.

Earnings Call Information

The InsWeb second quarter 2011 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Monday, August 1, 2011.  To participate on the live call, analysts and investors should dial 1-877- 941-2068 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the "Events & Presentations" page of InsWeb's Investor Relations website at http://investor.insweb.com/events.cfm.

Non-GAAP Financial Information
In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(unaudited)
	Three months ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Net income	$ 979	$ 298	$ 293
Less
Interest income	5	5	7
Other income	1,203	-	-
Add
Interest expense	8	26	-
Provision for income taxes	-	-	3
Share-based compensation expense	245	378	196
Depreciation and amortization of property, equipment and intangible assets from continuing operations	355	362	37
Severance expense	480	-	-
Acquisition costs	45	21
Adjusted EBITDA from continuing operations	$ 904	$ 1,080	$ 522

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, InsuranceRates.com, LocalInsuranceAgents.com, and AgentInsider.com. InsWeb has invented multiple e-commerce and online insurance distribution technologies and owns the following patents: 6,898,597; 7,107,325; 7,389,246; 7,640,176 and 7,707,505.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition;  strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions and reorganizations; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in our direct marketing expenses or a reduction in the number of consumers visiting our websites; the willingness and capability of insurance companies or other insurance entities to offer their products on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on the Company’s consumer acquisition strategies; the Company's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[ unaudited ]

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Transactions	$12,399	$9,108	$ 26,227	$ 18,566
Other	33	42	66	84
Total revenues	12,432	9,150	26,293	18,650

Operating expenses:
Direct marketing	8,333	6,116	17,628	12,544
Sales and marketing	2,166	1,329	4,066	2,663
Technology	936	568	1,914	1,070
General and administrative	1,218	848	2,587	1,586
Total operating expenses	12,653	8,861	26,195	17,863
Income (loss) from operations	(221)	289	98	787
Other income	1,203	-	1,203	-
Interest income (expense), net	(3)	7	(24)	12
Income before income taxes	979	296	1,277	799
Provision for income taxes	-	3	-	7
Net income	$979	$293	$1,277	$792
Net income per share:
Basic	$0.18	$0.06	$0.23	$0.16
Diluted	$0.14	$0.05	$0.19	$0.14

Weighted average shares used in computing
Net income per share:
Basic	5,687	4,836	5,605	4,830
Diluted	6,596	5,578	6,560	5,481

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]
	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$4,991	$6,733
Short-term investments	1,136	1,137
Accounts receivable, net	5,620	3,307
Restricted short-term investments	-	580
Prepaid expenses and other current assets	507	559
Related party receivables	323	319
Total current assets	12,577	12,635

Intangible assets	6,304	6,965
Goodwill	2,689	2,689
Property and equipment	162	171
Other noncurrent assets	38	32
Total assets	$21,770	$22,492

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,012	$3,740
Accrued expenses and other current liabilities	434	428
Accrued contingent consideration	-	1,172
Deferred revenue	940	2,321
Total current liabilities	6,386	7,661

Accrued contingent consideration	-	2,071
Other noncurrent liabilities	80	-
Total liabilities	6,466	9,732
Stockholders' equity:
Common stock	9	9
Paid-in capital	212,275	210,753
Treasury stock	(6,589)	(6,334)
Accumulated deficit	(190,391)	(191,668)
Total stockholders' equity	15,304	12,760
Total liabilities and stockholders’ equity	$21,770	$22,492